Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements No. 333-257346, 333-238808, 333-218091, and 333-232085 on Form S-8 and Registration Statement No. 333-238806 on Form S-3 of our reports dated March 10, 2022, relating to the financial statements of Red Robin Gourmet Burgers, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Red Robin Gourmet Burgers, Inc. for the year ended December 26, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 10, 2022